Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Rackspace Technology, Inc. of our report dated May 6, 2020, except for the effects of the stock split described in Note 1, as to which the date is July 20, 2020, relating to the financial statements of Rackspace Technology, Inc. (formerly known as Rackspace Corp.), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

July 20, 2020